UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

March 17, 2011
Date of Report (Date of earliest event reported)

COMMUNITY PARTNERS BANCORP
(Exact name of registrant as specified in its charter)

New Jersey	000-51889	20-3700861
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1250 Highway 35 South, Middletown, New Jersey		07748
(Address of principal executive offices)		(Zip Code)

(732) 706-9009 Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02   Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

On March 17, 2011, the Board of Directors of Community Partners Bancorp (the “Company”) approved an amendment to the Company’s  Bylaws, which was made immediately effective.  As a result of the amendment, Section 2 of the Company’s Bylaws has been amended and restated as follows:

“Section 2.  Election of Directors.

Directors shall be elected at each annual meeting of shareholders.  The term of office of each director shall be from the time of election and qualification until the annual meeting of shareholders next succeeding such election and until a successor shall have been elected and shall have qualified, or until the earlier death, resignation or removal of the director. Each director must at all times have his or her principal residence within the State of New Jersey.  If at any time a director’s principal residence is not within the State of New Jersey, the director shall resign immediately.”

The bylaws of the Company’s wholly-owned banking subsidiary, Two River Community Bank (the “Bank”), were also revised to impose an identical residency requirement for its board of directors.

Item 5.05 Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

On March 17, 2011, the Board of Directors of the Company and the Bank amended their Code of Conduct (the “Code”).   The Code, is available at the Company’s website, www.communitypartnersbancorp.com.

The personal investment policy contained in the Code, requires all employees, officers and directors to disclose in writing to the Chief Executive Officer and the board of directors any “substantial ownership” that he or she has in a customer or vendor or a financial institution that competes with the Company or Bank.  Pursuant to the revised Code, substantial ownership is the direct or beneficial ownership of (i) ten percent (10%) or more of the outstanding capital stock or equity in any private company or (ii) more than 1% of the common stock or debt of any publicly traded company. Prior to the amendment, substantial ownership, with respect to any private company, was direct or beneficial ownership of $10,000 in stock.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMMUNITY PARTNERS BANCORP

Dated:	March 17, 2011	By:	/s/ A. Richard Abrahamian
A. Richard Abrahamian Executive Vice President & Chief Financial Officer